UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 28, 2017 (April 24, 2017)

TRIBUNE MEDIA COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-08572	36-1880355
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

435 North Michigan Avenue, Chicago, Illinois	60611
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (312) 994-9300

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Amendments to Employment Agreements

On April 24, 2017, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Tribune Media Company (the “Company”) approved amendments to the employment agreements (the “Agreements”) of Mr. Chandler Bigelow, the Company’s Executive Vice President and Chief Financial Officer, and Mr. Edward Lazarus, the Company’s Executive Vice President, General Counsel, Corporate Secretary and Chief Strategy Officer.

The amendments, among other changes set forth therein, will extend the term of the Agreements, from December 31, 2017 to December 31, 2018. Generally, each of the amendments will retain the same annual compensation as the Agreements.

In addition, the amendments will provide for a supplemental one-time grant of RSUs to each of Mr. Bigelow and Mr. Lazarus, on the terms described below, with an aggregate grant date value of $1 million based on the closing price of the Company’s Class A common stock on April 24, 2017 (the “Supplemental RSUs”).

Generally, if the Company terminates the employment of an executive without cause or if an executive resigns for good reason (“an involuntary termination”) prior to January 1, 2018, the executive will receive the same severance and treatment of equity awards provided in his Agreement, as well as the same retention bonus provided in the Agreement (which would be payable if the executive is employed through December 31, 2017). The amendments will add that this severance and equity award treatment will be provided to an executive who is involuntarily terminated in 2018 after a change in control or, to a certain extent, in anticipation of a change in control, and, in those circumstances, the executive will not be treated any worse with respect to his annual bonus for the year of the change in control than other Company employees. Also, in the event of such an involuntary termination coupled with the occurrence of a change in control in 2018 (or, if earlier, before the first anniversary of his termination), the Supplemental RSUs provided in the amendments and the supplemental PSUs granted to the executives on May 5, 2016 (“Supplemental PSUs”) will vest.

Moreover, the amendments will provide that if, unrelated to a change in control, an executive’s employment is involuntarily terminated after December 31, 2017 or if an executive resigns for any reason within 60 days after December 31, 2018, the Company will apply two years (or 27 months, if the executive is involuntarily terminated within the first 90 days of 2018) of additional vesting to his then unvested RSUs (other than the Supplemental RSUs) and options that were granted before 2018. In these circumstances, the executive’s then-unvested PSUs (other than the Supplemental PSUs) will vest pro rata, according to the days he was employed during the applicable performance period and in relation to actual performance for the entire period.

The amendments will modify each executive’s non-compete to reflect changes in the Company’s business, such that it precludes services during the two-year period following the executive’s termination of employment for an independent non-network broadcast group that competes with the Company or a multi-channel video programming distributor with a carriage contract that expires within 24 months after the date the amendments are signed.

Supplemental RSU Awards

As noted above, in connection with the amendments, the Compensation Committee approved the Supplemental RSUs to be granted to each executive upon his signing the amendment. The Supplemental RSUs will generally vest in four equal installments on each of December 31, 2017, 2018, 2019 and 2020, subject to the executive’s continued employment through the applicable vesting date. Also, the Supplemental RSUs will vest, on an accelerated basis, upon the occurrence of a change in control (including in certain circumstances if the executive is involuntarily terminated in anticipation of a change in control). However, if the executive would receive a greater net after tax benefit following a change in control, the number of Supplemental RSUs that vest upon a change in control will be reduced so that the aggregate parachute payments received by the executive do not exceed the “safe harbor amount” under Section 280G of the Internal Revenue Code.

The description of these amendments and the Supplemental RSUs does not purport to be complete and is subject to, and qualified in its entirety by, the complete text of the agreements, copies of which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 28, 2017	Tribune Media Company

	By:	/s/ Edward P. Lazarus
Edward P. Lazarus
Executive Vice President, General Counsel, Chief Strategy Officer and Corporate Secretary